Exhibit 99.1

Letter Of Intent

June 4, 2010

Oregon Gold, Inc.
A9 Zhong Shen Hua Yuan, Cai Tian Nan Lu
Shenzhen, China

Re: Share Exchange Agreement between Oregon Gold, Inc. and Surry Holdings Limited

Ms. Yang:

This Letter of Intent (the “LOI”) sets forth certain understandings and agreements between Oregon Gold, Inc. (hereinafter the “Company”), and Surry Holdings Limited (hereinafter the “SURRY”), regarding SURRY acquiring a controlling interest in the Company via Share Exchange Agreement wherein the Company will issue to the Shareholders of SURRY (the “Shareholders”) an aggregate of 28,496,427 shares of Common Stock after a 1 for 23 reverse split of the Company’s outstanding shares of Common Stock, in exchange for all of the outstanding securities of SURRY, which represents all of the issued and outstanding capital stock of SURRY.

The parties agree that this LOI sets out the key terms of the Share Exchange between the Company and SURRY.

1. Exchange Terms.

1.1
Issuance of Shares by the Company. On and subject to the conditions set forth in this Agreement, the Company will issue to the Shareholders, in exchange for 50,000 shares of SURRY Shares, which represents all of the issued and outstanding capital stock of SURRY, an aggregate of 28,496,427 shares of Company Common Stock after a 1 for 23 reverse split of the Company’s outstanding shares of Common Stock and 3,558,046 shares of Series A Preferred Stock of the Company.

1.2
Transfer of SURRY Shares by the Surry Shareholders. On and subject to the conditions set forth in this Agreement, the Shareholders will transfer to the Company all of the SURRY Shares in exchange for shares of Common Stock.  Each Shareholder holds the number of SURRY Shares set forth after his or her name.

1.3
Closing. The issuance of the Common Stock to the Shareholders and the transfer of the SURRY Shares to the Company will take place at a closing (the “Closing”) to be held at the office of Berkman, Henoch, Peterson, Peddy & Fenchel, P.C. as soon as possible after or contemporaneously with the satisfaction or waiver of all of the conditions to closing set forth in Section 3 of this Letter of Intent (the “Closing Date”).

2.           Representations, Warranties and Agreements

2.1	Company represents, warrants and agrees that:

(a)	It will provide full disclosure of the structure of the Company to the SURRY.

(b)	Company will provide SURRY an executed Board Resolution approving the Share Exchange Agreement following the date of this LOI;

(c)
Company shall operate its business, prior to the closing of the Acquisition in the normal and ordinary course consistent with past practices.  Upon closing of the Acquisition, all directors and officers will resign as and appoint  successors to be named prior to closing; and

(d)
Company agrees not to issue any shares or any securities convertible into shares unless the person to whom the shares or securities are to be issued agrees in writing to be bound by the terms of this Agreement or any subsequent agreements that may take the place of this Agreement. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 10,100,100 shares are presently outstanding.  Except as provided in, contemplated by, or set forth in this Agreement or the Company SEC Documents (as defined below), the Company has no outstanding or authorized warrants or options.  All issued and outstanding shares were either (i) registered under the Securities Act, or (ii) issued pursuant to valid exemptions from registration thereunder; and

(e)
Other than as stated herein, there are no outstanding subscriptions, rights, options, warrants, convertible securities or other agreements or commitments obligating Company to sell, convey or issue any additional common shares or any securities convertible into common shares; and

(f)
The Company is current with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  None of the Company’s filings made pursuant to the Exchange Act (collectively, the “Company SEC Documents”) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, and are available on the Commission’s EDGAR system.

2.2	The Share Exchange Agreement will contain customary representations, warranties, indemnifications, acknowledgements and agreements, in addition to those contained in this LOI.

2.3
Subject to any provisions in the Agreement to the contrary, the representations, warranties and covenants of the parties will be a condition on which the parties will have relied on in entering into the Agreement.

3.	Conditions Precedent. The closing of the Share Exchange Agreement shall be conditional on the following:

1.
On the Closing Date, the representations and warranties of the Company shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and the Company shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Shareholders shall have received a certificate of the Company to such effect and as to any other matters set forth in this Agreement; and

2.
No Material Adverse Change in the business or financial condition of the Company shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court of governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a Material Adverse Effect; and

3.	All officers and directors of the Company shall have tendered an undated letter of resignation; and

4.	The following individuals, Weiliang Liu, Juqun Zhao, shall have been elected as directors of the Company effective as of the Closing Date; and

5.	The following individuals shall have been appointed to the following offices Weiliang Liu CEO, Juqun Zhao CFO.

6.	The Company shall have completed a 23 for 1 reverse stock split of its Common Stock.

7.	The Company shall create Series A Preferred Stock with the rights and privileges agreed to amongst the parties.

8.	The Company shall be domiciled in the State of Nevada.

9.	The Company shall change its name to China Ceetop.com, Inc.

4.           Termination.

Seller and Buyer agree that the LOI will be automatically terminated if the closing has not occurred before or on the closing date of August 15, 2010 and will be of no further affect on the parties thereafter unless parties to this Agreement, agree in writing to extend the closing date.

5.           No Third Party Rights; Assignment.

Nothing in this LOI will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this LOI except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller, or Buyer (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void.

OREGON GOLD, INC.

Accepted this 3rd day of June, 2010

By:
Authorized Signatory

Yinfang Yang
Print Name

SURRY HOLDINGS LIMITED

Accepted this 3rd day of June, 2010

By:
Authorized Signatory

Weiliang Liu
Print Name

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